Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in this Registration Statement on Form S-11 of Chatham Lodging Trust of our report dated October 19, 2010 relating to the financial statements of Holtsville Hotel Group, LLC which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 1, 2011